EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY REPORTS RECORD ANNUAL REVENUES AND NET INCOME

Net Income for the Fourth Quarter 2004 Increased 100 Percent

TACOMA, WA, February 2, 2005—Labor Ready, Inc. (NYSE: LRW) reported that revenue for the 13-week fourth quarter ended Dec. 31, 2004 increased 9.4 percent to $272.1 million from $248.7 million for the 14-week fourth quarter of 2003. On a comparable 13-week basis, revenue for the fourth quarter of 2004 increased 19.2 percent compared to the fourth quarter of 2003. Net income for the quarter improved 100 percent to $10.4 million, or $0.21 per share, from $5.2 million, or $0.12 per share, a year earlier.

Revenue for 2004 increased 17.2 percent to $1,044 million from $891 million in 2003. Net income improved 110 percent to $36.8 million, or $0.76 per share, from $17.5 million, or $0.41 per share, for fiscal 2003.

“The strength of our operations team has continued to build throughout our 15 year history,” said Labor Ready President and CEO Joe Sambataro. “Our results in 2004 reflected solid top line growth, higher gross margins, and strong cost controls.  We continue to focus on our strategies of increasing revenue and profitability of our existing branches, penetrating new markets in the U.S., Canada and the United Kingdom, and diversifying our service offerings for our customers.”

Gross margin for the fourth quarter of 2004 was 31.4 percent compared to 29.7 percent in the fourth quarter 2003, a 1.7 percent improvement. Operating expenses for the fourth quarter 2004 decreased by 0.9 percent of revenue.

According to Sambataro, approximately 1.1 percent of the improvement in gross margin was attributable to increased pricing and improved safety trends. An additional 0.6 percent of the margin improvement resulted from certain adjustments in connection with the company’s workers’ compensation costs.

“We have been working diligently to expand our safety procedures in regard to our temporary workers and reduce risk exposure through better client selection,” said Sambataro. “I am pleased to report that we are making significant progress in reducing our overall workers’ compensation expense through these programs. With the improvements in safety and reduced risk exposure, claim frequency has dropped approximately 10 percent from 2003 levels.  We expect these trends to continue and estimate gross margin will average 30.5 percent in 2005.”

The Spartan and Workforce branches the company acquired at the beginning of the second quarter of 2004 provided 6 percent of Labor Ready’s year-over-year revenue growth during the fourth quarter and continued to make a positive contribution to the company’s quarterly and year-to-date net income results.  Labor Ready anticipates opening 35 new branch locations in 2005, including 15 Spartan branches, 15 branches in smaller markets in the U.S. and Canada, and five branches in the United Kingdom.

For the first quarter of 2005, the company estimates revenue in the range of $240 million to $245 million, with net income per share for the quarter between $0.09 and $0.11. Based on current trends, revenue for the year 2005 is estimated to be in the range of $1,140 million to $1,160 million, with net income per share for the year in the range of $0.90 to $0.95. These estimates have been calculated taking into consideration the impact of expensing stock options in accordance with FAS 123R, Share Based Payment, for the last half of 2005.

Management will discuss fourth quarter 2004 results on a conference call at 8:00 a.m. (PT) Thursday, Feb. 3, 2005. The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we may make from time to time; and 10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-Q filed Nov. 15, 2004.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 300,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts more than 600,000 people to work. Labor Ready operates more than 800 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Year Ended
	December 31, 2004	Jan 2, 2004	December 31, 2004	Jan 2, 2004

Revenue from services	$272,134	$248,730	$1,044,236	$891,191
Cost of services	186,811	174,842	727,059	624,878
Gross profit	85,323	73,888	317,177	266,313
Selling, general and administrative expenses	65,515	62,171	244,906	226,019
Depreciation and amortization	2,473	2,143	9,012	8,395
Income from operations	17,335	9,574	63,259	31,899
Interest and other expense, net	562	1,048	2,599	4,332
Income before tax expense	16,773	8,526	60,660	27,567
Income tax	6,395	3,350	23,852	10,036
Net income	$10,378	$5,176	$36,808	$17,531

Net Income per common share:
Basic	$0.25	$0.13	$0.88	$0.43
Diluted	$0.21	$0.12	$0.76	$0.41

Weighted average shares outstanding:
Basic	42,082	40,737	41,674	40,387
Diluted	52,827	51,738	52,289	50,916

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2004	Jan 2, 2004
Assets
Current assets
Cash and cash equivalents	$128,817	$83,112
Marketable securities	11,947	25,257
Accounts receivable, net	94,313	79,620
Other current assets	24,719	16,815
Total current assets	259,796	204,804
Property and equipment, net	26,289	28,489
Other assets	158,471	140,424
Total assets	$444,556	$373,717

Liabilities and shareholders’ equity
Current liabilities	$76,462	$70,830
Long-term liabilities	165,205	148,748
Total liabilities	241,667	219,578
Shareholders’ equity	202,889	154,139
Total liabilities and shareholders’ equity	$444,556	$373,717

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	52 and 53 Weeks Ended
	December 31, 2004	Jan 2, 2004
Cash Flows from Operating activities:
Net income	$36,808	$17,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,787	9,276
Provision for doubtful accounts	9,599	10,129
Deferred income taxes	13,572	(2,099)
Other operating activities	2,788	1,957
Changes in operating assets and liabilities:
Accounts receivable	(24,292)	(22,762)
Workers’ compensation claims reserve	23,454	14,905
Income taxes	(13,783)	(1,762)
Other assets	259	429
Other current liabilities	5,529	6,193
Net cash provided by operating activities	63,721	33,797

Cash Flows from Investing activities:
Purchases of marketable securities	(15,379)	(29,562)
Maturities of marketable securities	28,639	25,606
Capital expenditures	(5,247)	(4,417)
Purchase of Spartan Staffing, Inc.	(9,890)	—
Other Assets	(196)	(167)
Restricted cash and other assets	(17,805)	(15,491)
Proceeds from sale of property and equipment	43	—
Net cash used in investing activities	(19,835)	(24,031)

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	7,370	5,542
Payments on debt	(2,750)	(2,435)
Payments for offering costs	—	(22)
Checks issued against future deposits	(4,197)	4,197
Purchase and retirement of common stock	—	(4,957)
Net cash provided by financing activities	423	2,325
Effect of exchange rates on cash	1,396	1,766

Net change in cash and cash equivalents	45,705	13,857

Cash and cash equivalents, beginning of period	83,112	69,255
Cash and cash equivalents, end of period	$128,817	$83,112